The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 15, 2022

Citigroup Global Markets Holdings Inc.	February---, 2022 Medium-Term Senior Notes, Series N Pricing Supplement No. 2022—USNCH10791 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-255302 and 333-255302-03

Callable Fixed to Float Range Accrual Securities Contingent on the SOFR CMS Spread and the Worst Performing of the EURO STOXX® Banks Index, the Nasdaq-100 Index® and the S&P 500® Index Due February 28, 2042

▪	Variable coupon. The securities will pay interest at a fixed rate of 11.00% per annum for the first year following issuance. After the first year, contingent interest will accrue on the securities during each accrual period at the contingent rate specified below only for each elapsed day during that accrual period on which the accrual condition is satisfied. The accrual condition will be satisfied on an elapsed day only if (i) the SOFR CMS spread is greater than or equal to the SOFR CMS spread barrier (meaning that SOFR CMS30 is greater than or equal to SOFR CMS2) on that day and (ii) the closing level of each underlying index on that day is greater than or equal to its accrual barrier level. Accordingly, the accrual of interest during each accrual period will be contingent on the SOFR CMS spread and the level of each underlying index. The amount of interest payable on the securities may be adversely affected by adverse movements in any one of these variables, regardless of the performance of the others. The securities may pay low or no interest for extended periods of time or even throughout the entire term after the first year.

▪	Call right. We have the right to call the securities for mandatory redemption on any potential redemption date specified below.

▪	Contingent repayment of principal at maturity. If we do not redeem the securities prior to maturity, your payment at maturity will depend on the closing level of the worst performing underlying index on the final valuation date. If the closing level of the worst performing underlying index on the final valuation date is greater than or equal to its final barrier level, you will be repaid the stated principal amount of your securities at maturity. However, if the closing level of the worst performing underlying index on the final valuation date is less than its final barrier level, you will lose 1% of the stated principal amount of your securities for every 1% by which the worst performing underlying index has depreciated from its initial index level. There is no minimum payment at maturity.

▪	The securities offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the securities if we and Citigroup Inc. default on our obligations. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the securities are fully and unconditionally guaranteed by Citigroup Inc.
Stated principal amount:	$1,000 per security
Underlying indices:	Underlying indices	Initial index level*	Accrual barrier level**	Final barrier level***
EURO STOXX® Banks Index
Nasdaq-100 Index®
S&P 500® Index
* For each underlying index, its closing level on the pricing date ** For each underlying index, 62% of its initial index level *** For each underlying index, 60% of its initial index level
SOFR CMS spread:	On any day, the 30-year U.S. Dollar SOFR ICE swap rate (“SOFR CMS30”) minus the 2-year U.S. Dollar SOFR ICE swap rate (“SOFR CMS2”) on that day. SOFR CMS30 and SOFR CMS2 are each referred to as a “USD SOFR ICE swap rate.” See “Additional Terms of the Securities” and “Information About SOFR, the USD SOFR ICE Swap Rates and the SOFR CMS Spread” in this pricing supplement.
Pricing date:	February 24, 2022
Issue date:	February 28, 2022
Final valuation date:	February 25, 2042, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	Unless earlier redeemed, February 28, 2042
Payment at maturity:

Unless earlier redeemed, at maturity you will receive, for each security you then hold (in addition to the final coupon payment, if any):

 • If the final index level of the worst performing underlying index is greater than or equal to its final barrier level: $1,000

 • If the final index level of the worst performing underlying index is less than its final barrier level:

$1,000 + ($1,000 × the index return of the worst performing underlying index)

If the final index level of the worst performing underlying index is less than its final barrier level, you will have full downside exposure to the negative index return of the worst performing underlying index and will receive significantly less than the stated principal amount of your securities at maturity. You may lose a significant portion, and up to all, of your investment.

Coupon payments:

On each coupon payment date occurring during the first year following issuance of the securities, the securities will pay a fixed coupon of 11.00% per annum, regardless of the SOFR CMS spread or the level of the underlying indices.

On each coupon payment date after the first year (beginning in May 2023), you will receive a coupon payment at an annual rate equal to the variable coupon rate for that coupon payment date. The variable coupon rate for any coupon payment date after the first year will be determined as follows:

	contingent rate per annum ×	number of accrual days during the related accrual period
number of elapsed days during the related accrual period

Each coupon payment per security will be equal to (i) $1,000 multiplied by the applicable coupon rate per annum, multiplied by (ii) day count fraction.

If the number of accrual days in a given accrual period is less than the number of elapsed days in that accrual period, the variable coupon rate for the related coupon payment date will be less than the full contingent rate, and if there are no accrual days in a given accrual period, the variable coupon rate for the related coupon payment date will be 0%.

Contingent rate:	11.00% per annum
SOFR CMS spread barrier:	0.00%
Listing:	The securities will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per security:	$1,000	$50	$950
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the securities on the pricing date will be at least $850 per security, which will be less than the issue price. The estimated value of the securities is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you at any time after issuance. See “Valuation of the Securities” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $50 for each security sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the securities, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the securities declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per security proceeds to issuer indicated above represent the minimum per security proceeds to issuer for any security, assuming the maximum per security underwriting fee. As noted above, the underwriting fee is variable.

Investing in the securities involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-6.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the securities or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are truthful or complete. Any representation to the contrary is a criminal offense. You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the following hyperlinks:

Product Supplement No. IE-05-07 dated May 11, 2021      Underlying Supplement No. 10 dated May 11, 2021

Prospectus Supplement and Prospectus each dated May 11, 2021

The securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (CONTINUED)
Coupon payment dates:	The 28th day of each February, May, August and November beginning in May 2022, except that the final coupon payment date will be the maturity date (or the earlier date on which we redeem the securities, if applicable)
Day count fraction:	30/360. See “Additional Terms of the Securities—Day Count Fraction” in this pricing supplement for more information.
Accrual period:	For each coupon payment date after the first year following issuance of the securities, the period from and including the immediately preceding coupon payment date to but excluding such coupon payment date
Accrual day:	An elapsed day on which the accrual condition is satisfied
Elapsed day:	Calendar day
Accrual condition:	The accrual condition will be satisfied on an elapsed day if, and only if, (i) the SOFR CMS spread is greater than or equal to the SOFR CMS spread barrier on that elapsed day and (ii) the closing level of each underlying index is greater than or equal to its accrual barrier level on that elapsed day. For purposes of determining whether the accrual condition is satisfied on any elapsed day, if SOFR CMS30 or SOFR CMS2 (each, a “SOFR CMS rate”) or the closing level of any underlying index is not available for any reason on that day (including weekends and holidays), the applicable SOFR CMS rate or the closing level of such underlying index, as applicable, will be assumed to be the same as on the immediately preceding elapsed day (subject to the discussion in the section “Information About the SOFR CMS Spread—Discontinuance of a SOFR CMS Rate” in this pricing supplement and in the section “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” in the accompanying product supplement). In addition, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for each underlying index in an accrual period to and including the last elapsed day of that accrual period, the SOFR CMS rates and the closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days.
Worst performing underlying index:	The underlying index with the lowest index return
Final index level:	For each underlying index, its closing level on the final valuation date
Index return:	For each underlying index, (i) its final index level minus its initial index level, divided by (ii) its initial index level.
Early redemption:	We have the right to redeem the securities, in whole and not in part, on any potential redemption date upon not less than five business days’ notice for an amount in cash equal to 100% of the stated principal amount of your securities plus the coupon payment due on the date of redemption, if any.
Potential redemption dates:	The coupon payment dates occurring in February, May, August and November of each year, beginning in February 2023 and ending in November 2041
CUSIP / ISIN:	17330APS5 / US17330APS59

Additional Information

General. The terms of the securities are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect the amount of any variable coupon payment you receive and your payment at maturity. These events and their consequences are described in the accompanying product supplement in the sections “Description of the Securities—Terms Related to the Underlying Index—Discontinuance or Material Modification of the Underlying Index” and “Description of the Securities—Terms Related to the Underlying Index—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date,” and not in this pricing supplement. In addition, the accompanying underlying supplement contains important disclosures regarding the underlying indices that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the securities. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

Although the accompanying product supplement contemplates only a single underlying index, the securities are linked to three underlying indices. Each of the provisions in the accompanying product supplement referring to the underlying index shall apply separately to each of the underlying indices to which the securities are linked. For provisions related to the SOFR CMS rates, see “Additional Terms of the Securities” in this pricing supplement.

Postponement of the final valuation date. If the scheduled final valuation date is not a scheduled trading day for any underlying index or if a market disruption event occurs with respect to any underlying index on the scheduled final valuation date, the final valuation date will be subject to postponement as described in the accompanying product supplement in the section “Description of the Securities—Terms Related to the Underlying Index—Consequences of a Market Disruption Event; Postponement of the Final Valuation Date.” If the scheduled final valuation date is postponed, the closing level of each underlying index in respect of the final valuation date will be determined based on (i) for any underlying index for which the originally scheduled final valuation date is a scheduled trading day and as to which a market disruption event does not occur on the originally scheduled final valuation date, the closing level of such underlying index on the originally scheduled final valuation date and (ii) for any other underlying index, the closing level of such underlying index on the final valuation date as postponed (or, if earlier, the first scheduled trading day for such underlying index following the originally scheduled final valuation date on which a market disruption event did not occur with respect to such underlying index).

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

Variable Coupon Payments

The following table presents examples of hypothetical variable coupon payments after the first year following issuance of the securities based on the number of accrual days in a particular accrual period. For illustrative purposes only, the table assumes an accrual period that contains 90 elapsed days. Your actual coupon payments for any coupon payment date after the first year will depend on the actual number of elapsed days during the relevant accrual period and the actual SOFR CMS spread and closing levels of the underlying indices on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Hypothetical Number of Accrual Days in Accrual Period*	Hypothetical Variable Coupon Rate (per Annum)**	Hypothetical Variable Coupon Payment per Security***
0	0.000%	$0.000
1	0.122%	$0.306
10	1.222%	$3.056
15	1.833%	$4.583
20	2.444%	$6.111
25	3.056%	$7.639
30	3.667%	$9.167
35	4.278%	$10.694
40	4.889%	$12.222
45	5.500%	$13.750
50	6.111%	$15.278
55	6.722%	$16.806
60	7.333%	$18.333
65	7.944%	$19.861
70	8.556%	$21.389
75	9.167%	$22.917
80	9.778%	$24.444
85	10.389%	$25.972
90	11.000%	$27.500

_______________________________

* An accrual day is an elapsed day on which the accrual condition is satisfied (i.e., on which the SOFR CMS spread is greater than or equal to the SOFR CMS spread barrier and the closing level of each underlying index is greater than or equal to its accrual barrier level)

** The hypothetical variable coupon rate per annum is equal to (i) the contingent rate of 11.00% per annum multiplied by (ii) (a) the hypothetical number of accrual days in the related accrual period, divided by (b) 90

*** The hypothetical variable coupon payment per security is equal to (i) $1,000 multiplied by the hypothetical variable coupon rate per annum, divided by (ii) 4

The following four examples illustrate the calculation of the variable coupon rate for a given accrual period based on different hypothetical SOFR CMS spread values and underlying index levels. For illustrative purposes only, the examples assume an accrual period that contains 90 elapsed days. Your actual variable coupon payments will depend on the actual number of elapsed days during the relevant accrual period and the actual SOFR CMS spread and closing levels of the underlying indices on each elapsed day. The applicable variable coupon rate for each accrual period will be determined on a per annum basis but will apply only to that accrual period.

Example 1

The SOFR CMS spread is greater than or equal to the SOFR CMS spread barrier and the closing level of each underlying index is greater than its accrual barrier level for each elapsed day during the entire accrual period. Because the accrual condition is therefore satisfied for each elapsed day during the entire accrual period, the hypothetical variable coupon rate would be 11.00% per annum for that accrual period.

Example 2

The closing level of one of the underlying indices is less than its accrual barrier level for each elapsed day during the entire accrual period and the SOFR CMS spread is greater than or equal to the SOFR CMS spread barrier for each elapsed day during the entire accrual

Citigroup Global Markets Holdings Inc.

period. Because the accrual condition is not satisfied on any elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 3

The closing level of each underlying index is greater than its accrual barrier level for each elapsed day during the entire accrual period but the SOFR CMS spread is less than the SOFR CMS spread barrier for each elapsed day during the entire accrual period. Because the accrual condition is not satisfied on any elapsed day during the accrual period, the hypothetical variable coupon rate would be 0.00% per annum for that accrual period.

Example 4

The closing level of each underlying index is greater than its accrual barrier level for 45 elapsed days during the hypothetical 90-day accrual period and the SOFR CMS spread is greater than or equal to the SOFR CMS spread barrier for each elapsed day during the entire accrual period. Because the accrual condition is only satisfied for half of the accrual period, the hypothetical variable coupon rate for that accrual period would be 5.000% per annum.

Payment at Maturity

The diagram below illustrates your payment at maturity for a range of hypothetical index returns of the worst performing underlying index (excluding the final coupon payment, if any, and assuming we do not redeem the securities prior to maturity).

Callable Range Accrual Securities Payment at Maturity Diagram

Your actual payment at maturity per security, excluding the final coupon payment, if any, will depend on the actual initial index level, the actual final barrier level and the actual final index level of the worst performing underlying index. The examples below are intended to illustrate how your payment at maturity will depend on whether the final index level of the worst performing underlying index is greater than or less than its final barrier level and, if less, how much less. The examples are solely for illustrative purposes, do not show all possible outcomes and are not a prediction of what the actual payment at maturity on the securities will be.

The examples below are based on hypothetical initial index levels of 100 and hypothetical final barrier levels of 60 and do not reflect the actual initial index levels or final barrier levels. For the actual initial index levels and final barrier levels, see the cover page of this pricing supplement. We have used these hypothetical levels, rather than the actual levels, to simplify the calculations and aid understanding of how the securities work. However, you should understand that the actual payment at maturity on the securities will be calculated based on the actual initial index levels and final barrier levels, and not these hypothetical levels.

Citigroup Global Markets Holdings Inc.

Example 1—Par Scenario A.

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Barrier Level	Hypothetical Final Index Level	Hypothetical Index Return
EURO STOXX® Banks Index	100	60	110	10%
Nasdaq-100 Index®	100	60	120	20%
S&P 500® Index	100	60	130	30%

In this example, the EURO STOXX® Banks Index is the worst performing underlying index. Its hypothetical final index level is 110 (a 10% increase from its hypothetical initial index level), which is greater than its hypothetical final barrier level.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the final index level of the worst performing underlying index is greater than its final barrier level, you would be repaid the stated principal amount of your securities in this example. Even though all of the underlying indices have appreciated from their respective initial index levels in this example, you would not participate in the appreciation of any underlying index.

Example 2—Par Scenario B.

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Barrier Level	Hypothetical Final Index Level	Hypothetical Index Return
EURO STOXX® Banks Index	100	60	90	-10%
Nasdaq-100 Index®	100	60	120	20%
S&P 500® Index	100	60	80	-20%

In this example, the S&P 500® Index is the worst performing underlying index. Its hypothetical final index level is 80 (a 20% decrease from its hypothetical initial index level), which is greater than its hypothetical final barrier level.

Payment at maturity per security = $1,000 (excluding the final coupon payment, if any)

Because the worst performing underlying index did not depreciate from its hypothetical initial index level to its hypothetical final index level by more than 40% (that is, it did not depreciate below its hypothetical final barrier level), your payment at maturity in this scenario would be equal to the $1,000 stated principal amount per security (excluding the final coupon payment, if any).

Example 3—Downside Scenario.

Underlying Index	Hypothetical Initial Index Level	Hypothetical Final Barrier Level	Hypothetical Final Index Level	Hypothetical Index Return
EURO STOXX® Banks Index	100	60	50	-50%
Nasdaq-100 Index®	100	60	30	-70%
S&P 500® Index	100	60	60	-40%

In this example, the Nasdaq-100 Index® is the worst performing underlying index. Its hypothetical final index level is 30 (a 70% decrease from its hypothetical initial index level), which is less than its hypothetical final barrier level. As a result, your payment at maturity (excluding the final coupon payment, if any) would be calculated as follows:

Payment at maturity per security = $1,000 + ($1,000 × the index return of the worst performing underlying index)

= $1,000 + ($1,000 × -70%)

= $1,000 + -$700

= $300

Because the worst performing underlying index depreciated from its hypothetical initial index level to its hypothetical final index level by more than 40% (that is, it depreciated below its hypothetical final barrier level), your payment at maturity in this scenario would reflect 1-to-1 exposure to the negative performance of the worst performing underlying index from its initial index level to its final index level.

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the securities is significantly riskier than an investment in conventional debt securities. The securities are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the securities, and are also subject to risks associated with SOFR CMS30, SOFR CMS2 and each of the underlying indices. Accordingly, the securities are suitable only for investors who are capable of understanding the complexities and risks of the securities. You should consult your own financial, tax and legal advisors as to the risks of an investment in the securities and the suitability of the securities in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the securities. You should read this summary together with the more detailed description of risks relating to an investment in the securities contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may lose some or all of your investment. Unlike conventional debt securities, the securities do not repay a fixed amount of principal at maturity. Instead, your payment at maturity will depend on the performance of the worst performing underlying index. If we do not redeem the securities prior to maturity, you may receive significantly less than the stated principal amount of the securities at maturity, but in no circumstance will you receive more than the stated principal amount of the securities (excluding the final coupon payment, if any). If the final index level of the worst performing underlying index is less than its final barrier level, you will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index is less than its initial index level. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment.

▪	The barrier feature of the securities exposes you to particular risks. If the final index level of the worst performing underlying index is less than its final barrier level, you will not be repaid the stated principal amount of your securities at maturity and instead will lose 1% of the stated principal amount of the securities for every 1% by which the final index level of the worst performing underlying index is less than its initial index level. Therefore, the securities offer no protection at all if the worst performing underlying index depreciates by more than 40% from its initial index level to its final index level. As a result, you may lose your entire investment in the securities.

▪	The securities offer a variable coupon rate after the first year following issuance, and you may not receive any coupon payment on one or more coupon payment dates. Any variable coupon payment you receive will be paid at a per annum rate equal to the contingent rate for the applicable coupon payment date only if the accrual condition is satisfied on each elapsed day during the related accrual period. The accrual condition will be satisfied on any elapsed day only if (i) the SOFR CMS spread is greater than or equal to the SOFR CMS spread barrier on that elapsed day and (ii) the closing level of each underlying index on that elapsed day is greater than or equal to its accrual barrier level. If, on any elapsed day during an accrual period, the accrual condition is not satisfied, the applicable variable coupon payment will be paid at a rate that is less, and possibly significantly less, than the contingent rate. If, on each elapsed day during an accrual period, the accrual condition is not satisfied, no variable coupon payment will be made on the related coupon payment date. Accordingly, there can be no assurance that you will receive a variable coupon payment on any coupon payment date or that any variable coupon payment you do receive will be calculated at the full contingent rate. Thus, the securities are not a suitable investment for investors who require regular fixed income payments.

▪	The higher potential yield offered by the securities is associated with greater risk than conventional debt securities. The securities offer coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity. You should understand that, in exchange for this potentially higher yield, you will be exposed to significantly greater risks than investors in our conventional debt securities (guaranteed by Citigroup Inc.). These risks include the risk that the variable coupon payments you receive, if any, will result in a yield on the securities that is lower, and perhaps significantly lower, than the yield on our conventional debt securities of the same maturity that are guaranteed by Citigroup Inc., and the risk that you will incur a significant loss on the securities at maturity. The volatility of the SOFR CMS spread and each of the underlying indices, and the correlation between the underlying indices and between the SOFR CMS spread and each underlying index, are important factors affecting this risk. Greater expected volatility and/or lower expected correlation as of the pricing date may contribute to the higher yield potential, but would also represent a greater expected likelihood as of the pricing date that, after the first year, you will receive low or no coupon payments on the securities and that you would incur a significant loss on the securities at maturity.

▪	The securities are subject to risks associated with the SOFR CMS spread and each of the underlying indices and may be negatively affected by adverse movements in any one of these variables, regardless of the performance of the others. The amount of any variable coupon payments you receive will depend on the performance of the SOFR CMS spread and each of the underlying indices. If the SOFR CMS spread is less than the SOFR CMS spread barrier, the securities will pay no coupon even if the closing levels of the underlying indices are consistently greater than their respective accrual barrier levels. Conversely, even if the SOFR CMS spread is consistently greater than or equal to the SOFR CMS spread barrier, the securities will pay no coupon if the closing level of any of the underlying indices is less than its accrual barrier level. Moreover, if the closing level of any one of the underlying indices is less than its accrual barrier level, the accrual condition will not be satisfied, and no interest will accrue on the securities, even if the closing level of the other underlying index is significantly greater than its accrual barrier level. Accordingly, you will be subject to risks associated with the SOFR CMS spread and each of the underlying indices, and your return on the securities will depend significantly on the relationship between such risks over the term of the securities. If any one performs sufficiently poorly, you may receive low or no variable coupon payments for an extended period of time, or even throughout the entire period following the first

Citigroup Global Markets Holdings Inc.

year of the term of the securities, even if the others perform favorably. Furthermore, if the final index level of one underlying index is less than its final barrier level, you will incur a significant loss at maturity, even if the final index level of the other underlying index is greater than its final barrier level.

▪	The accrual condition and the payment at maturity depend on multiple variables, and you are therefore exposed to greater risks of receiving no variable coupon payments after the first year, and to a greater risk of loss at maturity, than if the securities were linked to just one variable. The risk that you will receive no variable coupon payment on one or more coupon payment dates after the first year, and the risk that you will incur a significant loss at maturity, is greater if you invest in the securities as opposed to substantially similar securities that are linked to the performance of just one variable. With multiple variables, it is more likely that the accrual condition will not be satisfied on any day during an accrual period, or that you will not be repaid the stated principal amount of your securities at maturity, than if payments on the securities were contingent on only one variable.

▪	The securities will be subject to risks associated with the SOFR CMS spread. If the SOFR CMS spread is less than the SOFR CMS spread barrier on any elapsed day, no interest will accrue on the securities on that elapsed day. If the SOFR CMS spread is less than the SOFR CMS spread barrier on each elapsed day during an accrual period, the accrual condition will not be satisfied on any elapsed day during that accrual period, and you will receive no coupon payment on the related coupon payment date.

The accrual condition will not depend on the absolute level of either SOFR CMS30 or SOFR CMS2, but rather on the relationship between SOFR CMS30 and SOFR CMS2—specifically, whether SOFR CMS30 is greater than or equal to SOFR CMS2. Many factors affect SOFR CMS30 and SOFR CMS2, such that future values of SOFR CMS30 and SOFR CMS2 and their relationship are impossible to predict. If SOFR CMS30 is consistently less than SOFR CMS2, the SOFR CMS spread will be less than the SOFR CMS spread barrier and no interest will accrue on the securities.

Although there is no single factor that determines the SOFR CMS spread, the spread between longer- and shorter-term interest rates has historically tended to fall when short-term interest rates rise. As with USD SOFR ICE swap rates, short-term interest rates are influenced by many complex factors, and it is impossible to predict their future performance. However, historically short-term interest rates have been highly sensitive to the monetary policy of the Federal Reserve Board. Accordingly, one significant risk assumed by investors in the securities is that the Federal Reserve Board may pursue a policy of raising short-term interest rates, which, if historical patterns hold, would lead to a decrease in the SOFR CMS spread, possibly to a level that is below the SOFR CMS spread barrier. It is important to understand that, although the policies of the Federal Reserve Board have historically had a significant influence on short-term interest rates, short-term interest rates are affected by many factors and may increase even in the absence of a Federal Reserve Board policy to increase short-term interest rates. Furthermore, it is important to understand that the SOFR CMS spread may decrease even in the absence of an increase in short-term interest rates because it, too, is influenced by many complex factors. Another circumstance when the spread between longer- and shorter-term interest rates has historically tended to fall and become negative is when the market expects an economic recession. Accordingly, another significant risk assumed by investors in the securities is that the market may anticipate a recession or that there may be a recession.

▪	The securities may be called for mandatory redemption at our option after the first year of their term, which limits your ability to receive coupon payments. In determining whether to redeem the securities, we will consider various factors, including then current market interest rates and our expectations about payments we will be required to make on the securities in the future. If we call the securities for mandatory redemption, we will do so at a time that is advantageous to us and without regard to your interests. We are more likely to redeem the securities at a time when the SOFR CMS spread and underlying indices are performing favorably from your perspective and when we expect them to continue to do so. Therefore, although the securities offer coupon payments with the potential to result in a higher yield than the yield on our conventional debt securities of the same maturity, if the securities are paying that higher yield and we expect them to continue to do so, it is more likely that we would redeem the securities. Accordingly, the redemption feature of the securities is likely to limit the benefits you receive from the coupon payments. If we exercise our redemption right prior to maturity, you may not be able to reinvest your funds in another investment that provides a similar yield with a similar level of risk. Alternatively, if the SOFR CMS spread and/or any underlying index is performing unfavorably from your perspective or when we expect it to do so in the future, we are less likely to call the securities, so that you may continue to hold securities paying below-market or no interest for an extended period of time.

▪	The SOFR CMS rates and the closing levels of the underlying indices will not be observed on certain days and will be assumed to be the same as on earlier days, which will cause certain days to have a greater weight in determining the variable coupon rate. With respect to an elapsed day on which a SOFR CMS rate or the closing level of any underlying index is not available, the applicable SOFR CMS rate or closing level of the underlying indices for that day, as applicable, will be deemed to be the same as on the immediately preceding elapsed day on which the rate or level, as applicable, is available. In addition, for all elapsed days from and including the fourth-to-last day that is a scheduled trading day for each underlying index in an accrual period to and including the last elapsed day of that accrual period, the SOFR CMS rates and the closing levels of the underlying indices will not be observed and will be assumed to be the same as on the elapsed day immediately preceding such unobserved days. The relative weighting of the applicable preceding elapsed day will be magnified for purposes of determining whether such elapsed day qualifies as an accrual day. Under these circumstances, if the applicable preceding elapsed day is not an accrual day, each successive day on which the SOFR CMS rates or the closing level of that underlying index, as applicable, is not observed will also not qualify as an accrual day. As a result, to the extent that such preceding elapsed day is not an accrual day, such preceding elapsed day will have a greater weight in determining the number of accrual days during an accrual period. This could adversely affect the amount of any variable coupon payment.

▪	The return on the securities will be limited. The return on the securities will be limited to the sum of your coupon payments, even if the closing level of any underlying index greatly exceeds its initial index level at one or more times during the term of the securities. The maximum possible return on the securities after the first year is equal to the contingent rate per annum, which would be achieved

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only if (i) the SOFR CMS spread is greater than or equal to the SOFR CMS spread barrier on each elapsed day during the term of the securities, (ii) the closing level of each underlying index is greater than or equal to its accrual barrier level on each elapsed day during the term of the securities after the first year and (iii) the final index level of the worst performing underlying index is greater than or equal to its final barrier level. Although you will bear the downside risk relating to the worst performing underlying index if the worst performing underlying index depreciates below its final barrier level on the final valuation date, you will not receive the dividend yield on, or share in any appreciation of, any underlying index over the term of the securities.

▪	You may not be adequately compensated for assuming the downside risks of the underlying indices. The fixed coupon payments during the first year following issuance of the securities and the variable coupon payments you receive on the securities, if any, after the first year are the compensation you receive for assuming the downside risks of the underlying indices, as well as all the other risks of the securities. That compensation is effectively “at risk” and may, therefore, be less than you currently anticipate. First, the actual yield you realize on the securities could be lower than you anticipate because the coupon payments after the first year are variable and you may not receive any variable coupon payment after the first year. Second, the fixed coupon payments during the first year following issuance of the securities and the variable coupon payments, if any, after the first year are the compensation you receive not only for assuming the downside risk of the underlying indices, but also for all of the other risks of the securities, including interest rate risk, the risk that we may call the securities and our and Citigroup Inc.’s credit risk. If those other risks increase or are otherwise greater than you currently anticipate, the coupon payments may turn out to be inadequate to compensate you for all the risks of the securities, including the downside risk of the underlying indices.

▪	Your payment at maturity depends on the closing level of the worst performing underlying index on a single day. Because your payment at maturity (assuming we do not redeem the securities prior to maturity) depends on the closing level of the worst performing underlying index solely on the final valuation date, you are subject to the risk that the closing level of the worst performing underlying index on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the securities. If you had invested in another instrument linked to the worst performing underlying index that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of closing levels of the worst performing underlying index, you might have achieved better returns.

▪	The securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities.

▪	The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. CGMI currently intends to make a secondary market in relation to the securities and to provide an indicative bid price for the securities on a daily basis. Any indicative bid price for the securities provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the securities can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the securities because it is likely that CGMI will be the only broker-dealer that is willing to buy your securities prior to maturity. Accordingly, an investor must be prepared to hold the securities until maturity.

▪	The securities may be riskier than securities with a shorter term. The securities have a relatively long term to maturity, subject to our right to call the securities for mandatory redemption prior to maturity. By purchasing securities with a longer term, you are more exposed to fluctuations in market interest rates and equity markets than if you purchased securities with a shorter term. Specifically, you will be negatively affected if the SOFR CMS spread is less than the SOFR CMS spread barrier or if the closing level of any underlying index falls below its accrual barrier level on an elapsed day. If either (i) the SOFR CMS spread is less than the SOFR CMS spread barrier or (ii) the closing level of any of the underlying indices is less than its accrual barrier level on each day during an entire accrual period, you will be holding a long-dated security that does not pay any coupon for such accrual period.

▪	The estimated value of the securities on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the securities that are included in the issue price. These costs include (i) the selling concessions paid in connection with the offering of the securities, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the securities and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the securities. These costs adversely affect the economic terms of the securities because, if they were lower, the economic terms of the securities would be more favorable to you. The economic terms of the securities are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the securities. See “The estimated value of the securities would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the securities was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of the underlying indices and the SOFR CMS spread, the correlation among the underlying indices and the SOFR CMS spread, dividend yields on the stocks that constitute the underlying indices and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the securities. Moreover, the estimated value of the securities set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the securities for other purposes, including

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for accounting purposes. You should not invest in the securities because of the estimated value of the securities. Instead, you should be willing to hold the securities to maturity irrespective of the initial estimated value.

▪	The estimated value of the securities would be lower if it were calculated based on our secondary market rate. The estimated value of the securities included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the securities. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the securities for purposes of any purchases of the securities from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the securities, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not the same as the coupon that is payable on the securities.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the securities, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the securities prior to maturity.

▪	The estimated value of the securities is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the securities from you in the secondary market. Any such secondary market price will fluctuate over the term of the securities based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the securities determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the securities than if our internal funding rate were used. In addition, any secondary market price for the securities will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the securities to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the securities will be less than the issue price.

▪	The value of the securities prior to maturity will fluctuate based on many unpredictable factors. The value of your securities prior to maturity will fluctuate based on the level and volatility of the underlying indices and the SOFR CMS spread and a number of other factors, including the dividend yields on the stocks that constitute the underlying indices, expectations of future values of the SOFR CMS spread, interest rates generally, the positive or negative correlation among the SOFR CMS spread and the underlying indices, the time remaining to maturity of the securities and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate. Changes in the levels of the SOFR CMS spread and/or the underlying indices may not result in a comparable change in the value of your securities. You should understand that the value of your securities at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Securities” in this pricing supplement.

▪	The EURO STOXX® Banks Index is subject to risks associated with non-U.S. markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the EURO STOXX® Banks Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The closing level of the EURO STOXX® Banks Index is calculated in euro, the value of which may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX® Banks Index and the value of your securities will not be adjusted for exchange rate fluctuations. If the euro appreciates relative to the U.S. dollar over the term of the securities, the performance of the EURO STOXX® Banks Index as measured for purposes of the securities will be less than it would have been if it offered exposure to that appreciation in addition to the change in the prices of the stocks included in the EURO STOXX® Banks Index.

▪	The EURO STOXX® Banks Index is subject to concentrated risks associated with the banking industry. All or substantially all of the equity securities included in the EURO STOXX® Banks Index are issued by companies whose primary line of business is directly associated with the banking industry. As a result, the value of the securities may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence affecting this industry than a different investment linked to securities of a more broadly diversified group of issues. The performance of bank stocks may be affected by extensive governmental regulation,

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which may limit both the amounts and types of loans and other financial commitments they can make, the interest rates and fees they can charge and the amount of capital they must maintain. Profitability is largely dependent on the availability and cost of capital funds and can fluctuate significantly when interest rates change. Credit losses resulting from financial difficulties of borrowers can negatively impact banking companies. Banks may also be subject to severe price competition. Competition among banking companies is high and failure to maintain or increase market share may result in lost market share. The factors could affect the banking industry and could affect the value of the equity securities included in the EURO STOXX® Banks Index during the term of the securities, which may adversely affect the value of your securities.

▪	The relationship between SOFR CMS30 and SOFR CMS2 may be different than the relationship between USD SOFR ICE swao rates of different maturities. The accrual condition may be less likely to be satisfied than it would be if it were based on a USD SOFR ICE swap rates with a longer maturity than 30 years or a shorter maturity than 2 years.

▪	SOFR CMS30 and SOFR CMS2 will be affected by a number of factors and may be highly volatile. SOFR CMS30 and SOFR CMS2 are influenced by many factors, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	supply and demand for overnight U.S. Treasury repurchase agreements; and

•	general credit and economic conditions in global markets, and particularly in the United States.

As a result of these factors, SOFR CMS30 and SOFR CMS2 may be highly volatile. Because SOFR CMS30 and SOFR CMS2 are market rates and are influenced by many factors, it is impossible to predict the future values of SOFR CMS30 and SOFR CMS2.

The SOFR CMS spread will be influenced by a number of complex economic factors, including those that affect CMS rates generally. However, the SOFR CMS spread depends not on how the relevant economic factors affect any one USD SOFR ICE swap rate or even USD SOFR ICE swap rates generally, but rather on how those factors affect USD SOFR ICE swap rates of different maturities (i.e., SOFR CMS30 and SOFR CMS2) differently.

▪	The USD SOFR ICE swap rates and SOFR have limited histories and future performance cannot be predicted based on historical performance. The publication of the USD SOFR ICE swap rates began in November 2021, and, therefore, have a limited history. ICE Benchmark Administration Limited (“IBA”) launched the USD SOFR ICE swap rates for use as a reference rate for financial instruments in order to aid the market’s transition to SOFR and away from LIBOR. However, the composition and characteristics of SOFR differ from those of LIBOR in material respects, and the historical performance of LIBOR and the USD LIBOR-based swap rates will have no bearing on the performance of SOFR or the USD SOFR ICE swap rates. In addition, the publication of SOFR began in April 2018, and, therefore, it has a limited history. The future performance of the USD SOFR ICE swap rates and SOFR cannot be predicted based on the limited historical performance. The levels of USD SOFR ICE swap rates and SOFR during the term of the securities may bear little or no relation to the historical actual or historical indicative data. Prior observed patterns, if any, in the behavior of market variables and their relation to USD SOFR ICE swap rates and SOFR, such as correlations, may change in the future. While some pre-publication historical data for SOFR has been released by the Federal Reserve Bank of New York (the “NY Federal Reserve”), production of such historical indicative SOFR data inherently involves assumptions, estimates and approximations. No future performance of USD SOFR ICE swap rates or SOFR may be inferred from any of the historical actual or historical indicative SOFR data. Hypothetical or historical performance data are not indicative of, and have no bearing on, the potential performance of USD SOFR ICE swap rates or SOFR. Changes in the levels of SOFR will affect USD SOFR ICE swap rates and, therefore, the return on the securities and the value of the securities, but it is impossible to predict whether such levels will rise or fall.

▪	A lack of input data may impact IBA’s ability to calculate and publish the USD SOFR ICE swap rates. The input data for the USD SOFR ICE swap rates is based on swaps referencing SOFR as the floating leg. The USD SOFR ICE swap rates are dependent on receiving sufficient eligible input data, from the trading venue sources identified by IBA in accordance with the “Waterfall” methodology for each USD SOFR ICE swap rate. The ability of the applicable trading venues to provide sufficient eligible input data in accordance with the Waterfall methodology depends on, among other things, there being a liquid market in swap contracts referencing SOFR on such trading venues, which in turn depends, among other things, on there being a liquid market in loans, floating rate notes and other financial contracts referencing SOFR. Because SOFR’s use as a reference rate for financial contracts began relatively recently and the related market for SOFR-based swaps is relatively new, there is limited information on which to assess potential future liquidity in SOFR-based swap markets or in the market for SOFR-based financial contracts more generally. If the market for SOFR-based swap contracts is not sufficiently liquid, or if the liquidity in such market proves to be volatile, this could result in the inability of IBA to calculate a USD SOFR ICE swap rate, which could adversely affect the return on and value of the securities and the price at which you are able to sell the securities in the secondary market, if any. In addition, if SOFR does not maintain market acceptance for use as a reference rate for U.S. dollar denominated financial contracts, uncertainty about SOFR may adversely affect the return on and the value of the securities.

▪	The USD SOFR ICE swap rates may be determined by the calculation agent in good faith using its reasonable judgment. If, on any SOFR CMS spread determination date, a USD SOFR ICE swap rate is not published (subject to a discontinuance as described

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below), then the applicable USD SOFR ICE swap rate on that day will be determined by the calculation agent in good faith and using its reasonable judgment. A USD SOFR ICE swap rate determined in this manner and used in the determination of any amounts payable on the securities may be different from the USD SOFR ICE swap rate that would have been published by the administrator of the USD SOFR ICE swap rate.

▪	The manner in which USD SOFR ICE swap rates are calculated may change in the future. The method by which USD SOFR ICE swap rates are calculated may change in the future, as a result of governmental actions, actions by the publisher of USD SOFR ICE swap rates or otherwise. We cannot predict whether the method by which USD SOFR ICE swap rates are calculated will change or what the impact of any such change might be. Any such change could affect USD SOFR ICE swap rates in a way that has a significant adverse effect on the securities.

▪	Our offering of the securities is not a recommendation of the SOFR CMS spread or the underlying indices. The fact that we are offering the securities does not mean that we believe that investing in an instrument linked to the SOFR CMS spread and the underlying indices is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the stocks that constitute the underlying indices or in instruments related to the SOFR CMS spread or the underlying indices or such stocks, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the SOFR CMS spread and the underlying indices. These and other activities of our affiliates may affect the SOFR CMS spread or the levels of the underlying indices in a way that has a negative impact on your interests as a holder of the securities.

▪	Investing in the securities is not equivalent to investing in any underlying index or the stocks that constitute any underlying index. You will not have voting rights, rights to receive dividends or other distributions or any other rights with respect to the stocks that constitute any underlying index. You will not participate in any appreciation of any underlying index over the term of the securities.

▪	Adjustments to any underlying index may affect the value of your securities. The sponsors of the underlying indices may add, delete or substitute the stocks that constitute the underlying indices or make other methodological changes that could affect the levels of the underlying indices. The sponsors of the underlying indices may discontinue or suspend calculation or publication of the underlying indices at any time without regard to your interests as a holder of the securities.

▪	USD SOFR ICE swap rates and the levels of the underlying indices may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates, who may take positions directly in the interest rate swaps that are used to determine USD SOFR ICE swap rates and/or in stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks and may adjust such positions during the term of the securities. Our affiliates also trade the interest rate swaps that are used to determine USD SOFR ICE swap rates and the stocks that constitute the underlying indices and other financial instruments related to such interest rate swaps, the underlying indices or such stocks on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect USD SOFR ICE swap rates and/or the levels of the underlying indices in a way that negatively affects the value of the securities. They could also result in substantial returns for us or our affiliates while the value of the securities declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates may currently or from time to time engage in business with the issuers of the stocks that constitute the underlying indices, including extending loans to, making equity investments in or providing advisory services to such issuers. In the course of this business, we or our affiliates may acquire non-public information about such issuers, which we will not disclose to you. Moreover, if any of our affiliates is or becomes a creditor of any such issuer, they may exercise any remedies against such issuer that are available to them without regard to your interests.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the securities. If certain events occur, such as market disruption events or the discontinuance of an underlying index or a USD SOFR ICE swap rate, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the securities. Any of these determinations made by Citibank, N.A. in its capacity as calculation agent may adversely affect any variable interest payment owed to you under the securities or the amount paid to you at maturity.

▪	The U.S. federal tax consequences of an investment in the securities are unclear. There is no direct legal authority regarding the proper U.S. federal tax treatment of the securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the securities are uncertain, and the IRS or a court might not agree with the treatment of the securities as described in “United States Federal Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the securities, the tax consequences of the ownership and disposition of the securities might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal tax treatment of the securities, possibly retroactively.

Non-U.S. investors should note that persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to a non-U.S. investor, generally at a rate of 30%. To the extent that we have withholding responsibility in respect of the securities, we intend to so withhold.

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “United States Federal Tax Considerations” in this pricing supplement. You should also consult your tax adviser regarding the U.S. federal tax consequences of an investment in the securities, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

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Additional Terms of the Securities

Determination of a USD SOFR ICE Swap Rate

A USD SOFR ICE swap rate of a given maturity on any date of determination is the swap rate for a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction with that maturity as published by the administrator of the USD SOFR ICE swap rate as of 11:00 a.m. (New York City time) on that date of determination. If the applicable USD SOFR ICE swap rate is not published on any U.S. government securities business day on which such rate is required (subject to “—Discontinuance of a USD SOFR ICE Swap Rate” below), then the applicable USD SOFR ICE swap rate for that date will be determined by the calculation agent in good faith and using its reasonable judgment.

In a fixed-for-floating U.S. Dollar SOFR-linked interest rate swap transaction, one party pays a fixed rate (the “swap rate”) and the other pays a floating rate based on the secured overnight financing rate (“SOFR”) compounded in arrears for twelve months using standard market conventions. SOFR is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. For more information about SOFR, see “About SOFR” in this pricing supplement.

IBA is the current administrator of the USD SOFR ICE swap rate. According to publicly available information (which we have not independently verified), IBA currently determines the USD SOFR ICE swap rate based on a “waterfall” methodology using eligible input data in respect of SOFR-linked interest rate swaps. The first level of the waterfall (“Level 1”) uses eligible, executable prices and volumes provided by regulated, electronic, trading venues. If these trading venues do not provide sufficient eligible input data to calculate a rate in accordance with Level 1 of the methodology, then the second level of the waterfall (“Level 2”) uses eligible dealer to client prices and volumes displayed electronically by trading venues. If there is insufficient eligible input data to calculate a rate in accordance with Level 2 of the waterfall, then the third level of the waterfall (“Level 3”) uses movement interpolation, where possible for applicable tenors, to calculate a rate. Where it is not possible to calculate a USD SOFR ICE swap rate at Level 1, Level 2 or Level 3 of the waterfall on a given date, then the USD SOFR ICE swap rate will not be published for that date.

A “U.S. government securities business day” means any day that is not a Saturday, a Sunday or a day on which The Securities Industry and Financial Markets Association’s U.S. holiday schedule recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

Discontinuance of a USD SOFR ICE Swap Rate

If the calculation and publication of a USD SOFR ICE swap rate is permanently canceled, then the calculation agent may identify an alternative rate that it determines, in its sole discretion, represents the same or a substantially similar measure or benchmark as the applicable USD SOFR ICE swap rate, and the calculation agent may deem that rate (the “successor rate”) to be the applicable USD SOFR ICE swap rate. Upon the selection of any successor rate by the calculation agent pursuant to this paragraph, references in this pricing supplement to the original USD SOFR ICE swap rate will no longer be deemed to refer to the original USD SOFR ICE swap rate and will be deemed instead to refer to that successor rate for all purposes. In such event, the calculation agent will make such adjustments, if any, to any value of the applicable USD SOFR ICE swap rate that is used for purposes of the securities and to any other terms of the securities as it determines are appropriate in the circumstances. Upon any selection by the calculation agent of a successor rate, the calculation agent will cause notice to be furnished to us and the trustee.

If the calculation and publication of a USD SOFR ICE swap rate is permanently canceled and no successor rate is chosen as described above, then the calculation agent will calculate the value of the applicable USD SOFR ICE swap rate on each subsequent date of determination in good faith and using its reasonable judgment. Such value, as calculated by the calculation agent, will be the relevant USD SOFR ICE swap rate for all purposes.

Notwithstanding these alternative arrangements, the cancellation of a USD SOFR ICE swap rate may adversely affect payments on, and the value of, the securities.

Day Count Fraction

Notwithstanding anything to the contrary in the accompanying product supplement, each coupon payment per security will be equal to (i) $1,000 multiplied by the applicable coupon rate per annum multiplied by (ii) Day Count Fraction, where Day Count Fraction will be calculated based on the following formula:

 where:

“Y1” is the year, expressed as a number, in which the first day of the interest calculation period falls;

“Y2” is the year, expressed as a number, in which the day immediately following the last day included in the interest calculation period falls;

“M1” is the calendar month, expressed as a number, in which the first day of the interest calculation period falls;

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“M2” is the calendar month, expressed as a number, in which the day immediately following the last day included in the interest calculation period falls;

“D1” is the first calendar day, expressed as a number, of the interest calculation period, unless such number would be 31, in which case D1 will be 30; and

“D2” is the calendar day, expressed as a number, immediately following the last day included in the interest calculation period, unless such number would be 31 and D1 is greater than 29, in which case D2 will be 30.

For purposes of the above formula, the “interest calculation period” with respect to any coupon payment date is the period from, and including, the immediately preceding coupon payment date (or, in the case of the first coupon payment date, the issue date) to, but excluding, the current coupon payment date.

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Information About SOFR, the USD SOFR ICE Swap Rates and the SOFR CMS Spread

SOFR

SOFR is published by the NY Federal Reserve and is intended to be a broad measure of the cost of borrowing cash overnight collateralized by Treasury securities. The NY Federal Reserve reports that SOFR includes all trades in the Broad General Collateral Rate, plus bilateral Treasury repurchase agreement (“repo”) transactions cleared through the delivery-versus-payment service offered by the Fixed Income Clearing Corporation (the “FICC”), a subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). SOFR is filtered by the NY Federal Reserve to remove a portion of the foregoing transactions considered to be “specials”. According to the NY Federal Reserve, “specials” are repos for specific-issue collateral which take place at cash-lending rates below those for general collateral repos because cash providers are willing to accept a lesser return on their cash in order to obtain a particular security.

The NY Federal Reserve reports that SOFR is calculated as a volume-weighted median of transaction-level tri-party repo data collected from The Bank of New York Mellon, which currently acts as the clearing bank for the tri-party repo market, as well as General Collateral Finance Repo transaction data and data on bilateral Treasury repo transactions cleared through the FICC’s delivery-versus-payment service. The NY Federal Reserve notes that it obtains information from DTCC Solutions LLC, an affiliate of DTCC.

The NY Federal Reserve currently publishes SOFR daily on its website. The NY Federal Reserve states on its publication page for SOFR that use of SOFR is subject to important disclaimers, limitations and indemnification obligations, including that the NY Federal Reserve may alter the methods of calculation, publication schedule, rate revision practices or availability of SOFR at any time without notice. Information contained in the publication page for SOFR is not incorporated by reference in, and should not be considered part of, this pricing supplement.

The USD SOFR ICE Swap Rates

A USD SOFR ICE swap rate for a given maturity is the annual fixed rate of interest payable on a hypothetical fixed-for-floating U.S. Dollar interest rate swap transaction with the given maturity. In such a hypothetical swap transaction, the fixed rate of interest, payable annually on an actual / 360 basis (i.e., interest accrues based on the actual number of days elapsed, with a year assumed to comprise 360 days), is exchangeable for a floating payment stream based on SOFR (compounded in arrears for twelve months using standard market conventions), also payable annually on an actual / 360 basis.

Many complex economic factors may influence USD SOFR ICE swap rates, including:

•	the monetary policies of the Federal Reserve Board;

•	current market expectations about future interest rates;

•	current market expectations about inflation;

•	the volatility of the foreign exchange markets;

•	the availability of relevant hedging instruments;

•	supply and demand for overnight U.S. Treasury repurchase agreements; and

•	general credit and economic conditions in global markets, and particularly in the United States.

Because USD SOFR ICE swap rates are market rates and are influenced by many factors, it is impossible to predict the future value of any USD SOFR ICE swap rate.

The SOFR CMS Spread

The “SOFR CMS spread” on any day is equal to the 30-year U.S. Dollar SOFR ICE swap rate (“SOFR CMS30”) minus the 2-year U.S. Dollar SOFR ICE swap rate (“SOFR CMS2”) on that day. We refer to each of SOFR CMS30 and SOFR CMS2 as a “USD SOFR ICE swap rate”.

The relevant contingent rate is based on the SOFR CMS spread, on not on the absolute level of either SOFR CMS30 or SOFR CMS2. The relevant contingent rate for any coupon payment date after the second year following issuance of the securities will depend on the SOFR CMS spread as of the SOFR CMS spread determination date for the related accrual period. If the SOFR CMS spread for any SOFR CMS spread determination date is less than or equal to 0.00%, the relevant contingent rate for that accrual period will be 0.00% and you will not receive any coupon payment on the related coupon payment date.

The SOFR CMS spread is a measure of the difference, or spread, between two USD SOFR ICE swap rates of different maturities. The spread between two USD SOFR ICE swap rates of different maturities may be affected by numerous complex economic factors. It is not possible to predict whether the spread will be positive or negative at any time in the future. Investors in the securities are taking the risk that the spread between SOFR CMS30 and SOFR CMS2 will be zero or negative, meaning that SOFR CMS30 is equal to or less than SOFR CMS2.

Citigroup Global Markets Holdings Inc.

Historical Information

The rate for SOFR CMS30 at 11:00 a.m. (New York time) on February 11, 2022 was 1.848%. The rate for SOFR CMS2 at 11:00 a.m. (New York time) on February 11, 2022 was 1.554%. As a result, the SOFR CMS spread on February 11, 2022 was 0.294%.

The graph below shows the daily value of the SOFR CMS spread from November 18, 2021 to February 11, 2022. We obtained the values below from Bloomberg L.P., without independent verification. You should not take the historical values of the SOFR CMS spread as an indication of the future values of the CMS spread during the term of the securities. Publication of each USD SOFR ICE swap rate began on November 8, 2021, and they therefore have a limited history.

Historical SOFR CMS Spread (%) November 18, 2021 to February 11, 2022

Citigroup Global Markets Holdings Inc.

Information About the EURO STOXX® Banks Index

The EURO STOXX® Banks Index includes companies in the banks supersector within the STOXX® Europe 600 Index, which tracks companies providing a broad range of financial services, including retail banking, loans and money transmissions. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX® Banks Index is calculated and maintained by STOXX Limited.

Please refer to the section “Equity Index Descriptions—The STOXX Benchmark Indices—The STOXX® Europe 600 Supersector Indices and the EURO STOXX® Supersector Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the EURO STOXX® Banks Index from publicly available information and have not independently verified any information regarding the EURO STOXX® Banks Index. This pricing supplement relates only to the securities and not to the EURO STOXX® Banks Index. We make no representation as to the performance of the EURO STOXX® Banks Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the EURO STOXX® Banks Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the EURO STOXX® Banks Index on February 14, 2022 was 110.42.

The graph below shows the closing level of the EURO STOXX® Banks Index for each day such level was available from January 3, 2012 to February 14, 2022. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the EURO STOXX® Banks Index as an indication of future performance.

EURO STOXX® Banks Index — Historical Closing Levels January 3, 2012 to February 14, 2022

Citigroup Global Markets Holdings Inc.

Information About the Nasdaq-100 Index®

The Nasdaq-100 Index® is a modified market capitalization-weighted index of stocks of the 100 largest non-financial companies listed on the Nasdaq Stock Market. All stocks included in the Nasdaq-100 Index® are traded on a major U.S. exchange. The Nasdaq-100 Index® was developed by the Nasdaq Stock Market, Inc. and is calculated, maintained and published by Nasdaq, Inc.

Please refer to the section “Equity Index Descriptions— The NASDAQ-100 Index®” in the accompanying underlying supplement for additional information.

We have derived all information regarding the Nasdaq-100 Index® from publicly available information and have not independently verified any information regarding the Nasdaq-100 Index®. This pricing supplement relates only to the securities and not to the Nasdaq-100 Index®. We make no representation as to the performance of the Nasdaq-100 Index® over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the Nasdaq-100 Index® is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the Nasdaq-100 Index® on February 14, 2022 was 14,268.59.

The graph below shows the closing level of the Nasdaq-100 Index® for each day such level was available from January 3, 2012 to February 14, 2022. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the Nasdaq-100 Index® as an indication of future performance.

Nasdaq-100 Index® — Historical Closing Levels January 3, 2012 to February 14, 2022

Citigroup Global Markets Holdings Inc.

Information About the S&P 500® Index

The S&P 500® Index consists of the common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the securities and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the securities.

The securities represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the securities or to holders of the securities.

Historical Information

The closing level of the S&P 500® Index on February 14, 2022 was 4,401.67.

The graph below shows the closing level of the S&P 500® Index for each day such level was available from January 3, 2012 to February 14, 2022. We obtained the closing levels from Bloomberg L.P., without independent verification. You should not take the historical closing levels of the S&P 500® Index as an indication of future performance.

S&P 500® Index — Historical Closing Levels January 3, 2012 to February 14, 2022

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors Relating to the Securities” in the accompanying product supplement and “Summary Risk Factors” in this pricing supplement.

Due to the lack of any controlling legal authority, there is substantial uncertainty regarding the U.S. federal tax consequences of an investment in the securities. In connection with any information reporting requirements we may have in respect of the securities under applicable law, we intend (in the absence of an administrative determination or judicial ruling to the contrary) to treat the securities for U.S. federal income tax purposes as prepaid forward contracts with associated coupon payments that will be treated as gross income to you at the time received or accrued in accordance with your regular method of tax accounting. In the opinion of our counsel, Davis Polk & Wardwell LLP, this treatment of the securities is reasonable under current law; however, our counsel has advised us that it is unable to conclude affirmatively that this treatment is more likely than not to be upheld, and that alternative treatments are possible. Moreover, our counsel’s opinion is based on market conditions as of the date of this preliminary pricing supplement and is subject to confirmation on the pricing date.

Assuming this treatment of the securities is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	Any coupon payments on the securities should be taxable as ordinary income to you at the time received or accrued in accordance with your regular method of accounting for U.S. federal income tax purposes.

•	Upon a sale or exchange of a security (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the security. For this purpose, the amount realized does not include any coupon paid on retirement and may not include sale proceeds attributable to an accrued coupon, which may be treated as a coupon payment. Such gain or loss should be long-term capital gain or loss if you held the security for more than one year.

We do not plan to request a ruling from the IRS regarding the treatment of the securities. An alternative characterization of the securities could materially and adversely affect the tax consequences of ownership and disposition of the securities, including the timing and character of income recognized. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the securities and potential changes in applicable law.

Withholding Tax on Non-U.S. Holders. Because significant aspects of the tax treatment of the securities are uncertain, persons having withholding responsibility in respect of the securities may withhold on any coupon payment paid to Non-U.S. Holders (as defined in the accompanying product supplement), generally at a rate of 30%. To the extent that we have (or an affiliate of ours has) withholding responsibility in respect of the securities, we intend to so withhold. In order to claim an exemption from, or a reduction in, the 30% withholding, you may need to comply with certification requirements to establish that you are not a U.S. person and are eligible for such an exemption or reduction under an applicable tax treaty. You should consult your tax adviser regarding the tax treatment of the securities, including the possibility of obtaining a refund of any amounts withheld and the certification requirement described above.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2023 that do not have a “delta” of one. Based on the terms of the securities and representations provided by us as of the date of this preliminary pricing supplement, our counsel is of the opinion that the securities should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be subject to withholding tax under Section 871(m). However, the final determination regarding the treatment of the securities under Section 871(m) will be made as of the pricing date for the securities, and it is possible that the securities will be subject to withholding tax under Section 871(m) based on the circumstances as of that date.

A determination that the securities are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the securities.

We will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the securities.

You should also consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the securities and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Citigroup Global Markets Holdings Inc.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the securities, is acting as principal and will receive an underwriting fee of up to $50 for each security sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $50 for each security they sell. For the avoidance of doubt, any fees or selling concessions described in this pricing supplement will not be rebated if the securities are redeemed prior to maturity.

CGMI is an affiliate of ours. Accordingly, this offering will conform with the requirements addressing conflicts of interest when distributing the securities of an affiliate set forth in Rule 5121 of the Financial Industry Regulatory Authority. Client accounts over which Citigroup Inc. or its subsidiaries have investment discretion will not be permitted to purchase the securities, either directly or indirectly, without the prior written consent of the client.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

A portion of the net proceeds from the sale of the securities will be used to hedge our obligations under the securities. We expect to hedge our obligations under the securities through CGMI or other of our affiliates. CGMI or such other of our affiliates may profit from this expected hedging activity even if the value of the securities declines. This hedging activity could affect SOFR CMS30 or SOFR CMS2 or the closing levels of the underlying indices and, therefore, the value of and your return on the securities. For additional information on the ways in which our counterparties may hedge our obligations under the securities, see “Use of Proceeds and Hedging” in the accompanying prospectus.

Valuation of the Securities

CGMI calculated the estimated value of the securities set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the securities by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the securities, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the securities (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the securities prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the securities is a function of the terms of the securities and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the securities will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately twelve months following issuance of the securities, the price, if any, at which CGMI would be willing to buy the securities from investors, and the value that will be indicated for the securities on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the securities. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the twelve-month temporary adjustment period. However, CGMI is not obligated to buy the securities from investors at any time. See “Summary Risk Factors—The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

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